Exhibit 99.1

Nexaira Wireless Inc.

Finance and Audit Committee

Terms of Reference

October 26, 2009

Role

The Finance and Audit Committee's role is to oversee the financial affairs of the Company and review and make recommendations to the Board about the financial affairs and policies of the Company.

Membership

The membership of the Committee consists of at least three directors, all of whom are to be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee meets at least four times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will meet periodically in executive session without Company management present. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee will be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision hereof, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Nevada, or the state of California or the provinces of Alberta and British Columbia, or (d) any other regulatory body as the case may be.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel or other experts or consultants, as it deems appropriate, including sole authority to approve the firms' fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Responsibilities

Subject to the provisions of the Corporate Governance Guidelines, the principal responsibilities and functions of the Finance and Audit Committee are as follows:

A.

Review and provide guidance to the full Board and management about:

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policies relating to the Company's cash flow, cash management and working capital, shareholder dividends and distributions, share repurchases and investments;

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adjustments to the Company's capital structure;

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Employee and Executive Stock Option Plan

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For US employees, approval of 401K Plan

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capital and debt issuances;

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financial strategies;

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working capital and cash flow management;

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polices for managing interest rate, foreign exchange, and investment risk;

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the financial aspects of insurance and risk management;

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tax planning and compliance;

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proposed mergers, acquisitions, divestitures and strategic investments;

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other transactions or financial issues that management desires to have reviewed by the Finance Committee

In the absence of an Executive Compensation Committee, the Finance and Audit Committee will make recommendations to the full Board and act as a resource to the Chief Executive Officer as it relates to the hiring of “C” and key VP level employees in terms of compensation, stock option awards, role and responsibilities.

B.

Recommendation of Company Auditor and approval of Company’s audited annual financial statements

C.

Report annually to the board on the insurance and risk management programs of the Company.

D.

Designate the officers and employees of the Company who can execute documents and act on behalf of the Company in the ordinary course of business pursuant to previously approved banking, borrowing, and other financing arrangements.

E.

Regularly review and make recommendations about changes to the charter of the Committee.

F.

Obtain or perform an annual evaluation of the Committee's performance and make applicable recommendations.